                                  [LOGO]

TO OUR SHAREHOLDERS

    Up until April of this year, I never thought I would be involved with a toy business. Now, not only have I become a significant shareholder in our company but the Chairman of it's Board. The decision by EDT Toys, LLC to cancel their proposed investment has created what I've found to be a wonderful opportunity for all of us as shareholders. Nothing that I have seen, either in my due diligence or since my investment, has indicated any reason why we will not be successful in returning Empire to profitability.

    The beginning of the second quarter of 1997 was a turbulent time. The Company was reeling from the shock of the revocation of the EDT Toys, LLC transaction and continual poor performance. The Company needed new financial support. Our introduction through HPA Associates, LLC, lead investor of the $16 million transaction, and the addition of William H. Craig as the Executive Vice President of Finance, an individual with whom I have had the pleasure of being associated for many years, helped spearhead our financial involvement and provided the nucleus for this support.

    The Company's $15 million of convertible debt was exchanged for a new non-voting convertible preferred stock, which does not carry a dividend. We are working with the Company's lenders to amended our Senior Loan Agreement to provide for the continuation of its three year $75 million facility, and we are encouraged by our discussions to date. In all, the Company's balance sheet went from negative shareholder equity to a positive $28 million today.

    I am also pleased that our cash flow for the second quarter was strongly positive. This positive position was partially provided by over $8 million in annual expense savings and an excellent control of cash expenditures by our financial staff. As a result of these measures we trust that the Company will be cash and operationally profitable for the balance of the year.

    As stated in our press releases, HPA, in combination with other investors, is raising an additional $5 million. Subject to your approval at the September 25 annual meeting, these funds will be used to purchase additional Company securities on the same terms as the initial $16 million investment. The willingness of these investors to increase their investment demonstrates their belief in the Company, a belief that we hope will soon be shared by all of you. We ask all of you to vote in favor of this proposal.

    We owe a great measure of thanks to our lenders customers, vendors and employees for their perseverance and friendship throughout these turbulent times. I hope that the relationship we have forged will now bring a future harvest of lasting prosperity. I now welcome this challenge and look forward to our continued success.

                                  Very truly yours,

                                  /s/ Charles S. Holmes

                                  Charles S. Holmes
                                  Chairman of the Board

EMPIRE of Carolina, Inc. 5150 Linton Blvd., Delray Beach, FL 33484
Ph: 561.498.4000 Fx: 561.498.2400

                EMPIRE OF CAROLINA, INC. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS


                                            (Unaudited)
                                            Three Months Ended June 30,     Six Months Ended June 30,
                                           -----------------------------   ---------------------------
                                               1997            1996           1997           1996
                                           -----------     -------------   -----------    ------------
                                                       (in thousands except per share amounts)

NET SALES                                   $  27,616       $  33,422      $  53,302      $  55,608
Sales Distribution Settlement                   2,400             --           2,400            --
Capitalized negative variances                    --              --             --           1,600

COST OF SALES                                  22,273          25,907         44,151         43,724
                                            ---------       ---------      ---------      ---------
GROSS PROFIT                                    7,743           7,515         11,551         13,484

RESERVE REVERSALS                                 --              --             --            (800)
SELLING AND ADMINISTRATIVE EXPENSE              6,732           8,268         13,225         16,366
                                            ---------       ---------      ---------      ---------

OPERATING INCOME/(LOSS)                         1,011            (753)        (1,674)        (2,082)

INTEREST EXPENSE                               (2,081)         (2,299)        (4,087)        (4,418)
                                            ---------       ---------      ---------      ---------

LOSS BEFORE INCOME TAXES                       (1,070)         (3,052)        (5,761)        (6,500)

INCOME TAX BENEFIT                                309           1,352          1,749          2,644
                                            ---------       ---------      ---------      ---------

NET LOSS                                    $    (761)      $  (1,700)     $  (4,012)     $  (3,856)
                                            ---------       ---------      ---------      ---------
                                            ---------       ---------      ---------      ---------

EBITDA                                      $   3,367       $   1,551      $   3,038      $   2,496
                                            ---------       ---------      ---------      ---------
                                            ---------       ---------      ---------      ---------

LOSS PER COMMON SHARE -
 Primary and fully diluted                  $   (0.10)      $   (0.32)     $   (0.54)     $   (0.73)
                                            ---------       ---------      ---------      ---------
                                            ---------       ---------      ---------      ---------

Weighted average number of common shares
 outstanding - primary and fully diluted        7,439           5,321          7,422          5,261
                                            ---------       ---------      ---------      ---------
                                            ---------       ---------      ---------      ---------